Exhibit 99.1

ACADIA REALTY TRUST REPORTS THIRD QUARTER 2015 OPERATING RESULTS

RYE, NY (November 3, 2015) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended September 30, 2015. All per share amounts, below, are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary institutional funds (“Funds”) that target opportunistic and value-add investments.

HIGHLIGHTS - THIRD QUARTER 2015

•
Earnings: Generated funds from operations (“FFO”) per share of $0.39 and earnings per share of $0.20 for the third quarter; full-year earnings guidance revised upward to an FFO range of $1.53-$1.56 per share and an EPS range of $0.88-$0.91

•
Core Portfolio Operating Results: Excluding redevelopments, generated Core Portfolio same-property net operating income (“NOI”) growth of 4.3% for the third quarter compared to 2014; maintained a Core Portfolio leased rate of 97.0% or greater for the sixth consecutive quarter

•	Core Portfolio Acquisitions: Added a $19.6 million urban retail property to the Company’s Chicago portfolio, increasing the Company’s 2015 Core acquisition volume to $198.6 million

•
Fund Dispositions: Completed $27.6 million of Fund dispositions during the quarter, generating IRRs in excess of 20%; year to date, the Company has completed $327.9 million of Fund dispositions; additionally, Fund III is under contract to sell property in excess of $100.0 million

•
Fund Acquisitions: Fund IV completed $17.8 million of acquisitions, including an opportunistic redevelopment project in Warwick, RI and a street-retail lease-up investment in San Francisco, CA; year to date, Fund IV has acquired $101.9 million of property, with another $50.3 million currently under contract

•
Balance Sheet: Remained disciplined issuers of equity during the quarter, with issuance through the Company’s at-the-market (“ATM”) facility limited to $5.9 million of net proceeds at an average gross price of $32.32 per share (net $31.91); maintained balance sheet strength by further mitigating interest rate and maturity risk

“During the third quarter, our portfolio, once again, delivered solid operating results,” stated Kenneth F. Bernstein, President & CEO of Acadia Realty Trust. “Looking ahead, the positive impact of our shift toward urban and live-work-play street retail should become even more pronounced as we continue to harvest the significant value embedded within our core assets. Furthermore, by complementing these activities with the opportunistic buying and profitable selling of assets through our institutional fund platform, we believe that we can continue to deliver solid investment returns, to all of our stakeholders, at all points in the cycle.”

FINANCIAL RESULTS

FFO for the quarter ended September 30, 2015 was $28.3 million, or $0.39 per share, which included $0.04 per share of additional income from the Company’s structured-finance platform. This compares to FFO for the quarter ended September 30, 2014 of $18.7 million, or $0.30 per share, which was net of $1.7 million, or $0.03 per share, of acquisition costs.

FFO for the nine months ended September 30, 2015 was $86.2 million, or $1.18 per share, which included $9.4 million, or $0.13 per share, of gain from the sale of air rights at Fund II’s City Point development project and was net of $1.7 million, or $0.03 per share, of acquisition costs. FFO for the nine months ended September 30, 2014 was $58.7 million, or $0.97 per share, net of $3.5 million, or $0.06 per share, of acquisition costs.

Net income for the quarter ended September 30, 2015 was $13.8 million, or $0.20 per share. Net income for the quarter ended September 30, 2014 was $28.6 million, or $0.47 per share, which included $21.4 million, or $0.36 per share, of gain from dispositions of properties.

Net income for the nine months ended September 30, 2015 was $56.8 million, or $0.82 per share, which, in addition to City Point, included $12.6 million, or $0.18 per share, of gain from four Fund property dispositions. Net income for the nine months ended September 30, 2014 was $61.6 million, or $1.04 per share, including $34.0 million, or $0.59 per share, of gain from Core and Fund dispositions.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to FFO.

CORE PORTFOLIO

•	Differentiated Core Portfolio Continues To Deliver Solid Operating Metrics

•	Completed $198.6 Million Of Acquisitions During 2015, Consistent With The Company’s Street, Urban, And High-Barrier-To-Entry Suburban Investment Focus

Core Operating Results

Excluding contributions from redevelopment activities, same-property NOI in the Core Portfolio increased 4.3% for the quarter ended September 30, 2015 compared to 2014. On a year-to-date basis, same-property NOI increased 3.7%. Following the strong third quarter performance, the Company is increasing its full-year same-property NOI guidance from a range of 3.0-4.0% to a range of 3.75-4.25%.

The Core Portfolio was 96.7% occupied and 97.1% leased as of September 30, 2015, compared to 96.4% occupied and 97.0% leased as of June 30, 2015. The leased rate includes space that is leased but not yet occupied.

During the quarter, no new leases were executed in the Core Portfolio. Based on 13 executed renewal leases, aggregating 101,000 square feet, the Company generated a 10.2% increase in average rents on a GAAP basis and a 5.5% increase in average rents on a cash basis.

Core Acquisitions

During the nine months ended September 30, 2015, the Company completed $198.6 million of acquisitions, including a $19.6 million property acquired during third quarter 2015, as discussed below:

Roosevelt Galleria, South Loop, Chicago, IL. In September 2015, the Company completed the acquisition of Roosevelt Galleria, a 40,300-square foot urban retail property, located within the South Loop’s Roosevelt Rd retail corridor, for $19.6 million. Formerly an industrial corridor, this trade area - which is now home to Whole Foods, T.J.Maxx, Bed Bath & Beyond, Nordstrom Rack and DSW, among others - has become known for its strong retail sales, driven by substantial new residential development and a lack of retail supply south of Chicago’s central business district. Tenants at the Company’s property include Petco, Vitamin Shoppe and Golfsmith.

FUND PLATFORM

•	Disposition Plans Remain On Track, With $327.9 Million Of Assets Sold - Across Multiple Funds - Through September 30, 2015 And An Additional $100.0+ Million In The Disposition Pipeline

•	Beginning To See Attractive Opportunities To Add New Investments At Appropriate Risk-Adjusted Returns

Fund Dispositions

During the quarter, the Company completed $27.6 million of Fund dispositions, as discussed below:

Parkway Crossing, Parkville, MD (Fund III). In July 2015, Fund III, in partnership with MCB Real Estate, completed the sale of Parkway Crossing, a 260,000-square foot, grocery-anchored shopping center located in Baltimore County, MD, for $27.3 million. Together with two outparcels previously sold in 2014, the total sales price was $31.3 million as compared to an all-in cost basis of $23.9 million. During its 3.6-year hold period, the joint venture successfully re-anchored the shopping center - replacing Superfresh (A&P) with ShopRite - and stabilized the center’s small shops, increasing the property’s overall leased rate from 74% to 99%. In doing so, Fund III generated a 25.4% IRR and 1.9x multiple on its equity investment.

Kroger, Indianapolis, IN (Fund I). In September 2015, Fund I, in partnership with AmCap Incorporated, sold the final asset in its Kroger/Safeway Portfolio for $0.3 million. Acquired in January 2003, this high-yield portfolio originally included 25 locations across the United States. Together with its previously-sold Kroger/Safeway properties, Fund I generated a 23.2% IRR and a 3.3x multiple on its $11.3 million equity investment. This Indianapolis Kroger was Fund I’s last remaining real estate asset. From inception to date, Fund I has now generated a 39.5% IRR and 2.5x multiple.

Year to date, the Company has completed $327.9 million of dispositions across its Fund platform. It is also under contract to sell in excess of $100.0 million of additional Fund III property, which would increase the Company’s total 2015 Fund disposition volume to more than $427.9 million.

As the pipeline under contract is subject to certain customary closing conditions, no assurance can be given that the Company will successfully close on this.

Fund Acquisitions

Year to date, the Company has completed $101.9 million of acquisitions through Fund IV. This includes $17.8 million of acquisitions completed subsequent to quarter end, as discussed below:

650 Bald Hill Rd, Warwick, RI (Fund IV). In October 2015, Fund IV, in partnership with MCB Real Estate, acquired a retail condominium with roughly 160,000 square feet of leasable space at the site of a former enclosed mall in Warwick, RI for $9.2 million. Including acquisition costs, the projected redevelopment budget is $30.5 million. The property is shadow anchored by Walmart, Kohl’s and Sears. The property was vacant at acquisition, and the joint venture plans to reconfigure the space to accommodate anchor and junior-anchor tenancy. The joint venture has already executed a 15-year lease with Burlington Coat Factory for roughly one-third of the total space.

2208-2216 Fillmore St, San Francisco, CA (Fund IV). Also in October 2015, Fund IV, in partnership with Prado Group, acquired a 7,400-square foot street-retail property, located in San Francisco’s affluent Pacific Heights neighborhood, for $8.6 million. The property is situated within the Upper Fillmore shopping corridor, home to stylish boutiques and restaurants, including Alice and Olivia, Rag & Bone, Aesop, Ralph Lauren and Rebecca Minkoff. The property’s three retail shops are currently leased to Eileen Fisher, award-winning local restaurant La Méditerranée and Yoppi Yogurt. The property also includes two leased residential apartments on the second level.

The Company has also entered into contracts to acquire $50.3 million of additional property on behalf of Fund IV, which would bring the Company’s total 2015 Fund IV acquisition volume to $152.2 million. As these acquisitions are subject to customary closing conditions, no assurance can be given that the Company will successfully close on this Fund IV acquisition pipeline.

BALANCE SHEET

•	Disciplined Equity Issuance During The Quarter

•	Remained Focused On Mitigating Interest Rate And Maturity Risk, Further Enhancing An Already-Solid Balance Sheet

•	Maintained Conservative Leverage Levels

The Company continues to execute on its long-standing strategy of disciplined and conservative balance sheet management.

During the quarter ended September 30, 2015, the Company limited equity issuance under its ATM facility to $5.9 million of net proceeds at an average gross price of $32.32 per share ($31.91 net of related costs).

Regarding its debt capital, the Company continued to focus on managing interest rate risk, laddering debt maturities and enhancing financial flexibility. In July 2015, Acadia closed on a $50.0 million unsecured term loan, with proceeds being used to pay down its corporate line of credit. The interest rate on this loan was previously fixed with two forward-starting interest rate swaps. During October 2015, the Company completed two additional forward-starting swaps for an aggregate $100.0 million of notional principal fixing the base interest rate at 1.30%. These transactions were done in anticipation of closing on $100.0 million of new unsecured term loans within the next 90 days. Proceeds are expected to be used for the repayment of existing debt, primarily maturing secured property-level debt.

Details of the above anticipated transactions, the further laddering of the Company’s debt maturities, the decrease in Acadia’s secured Core Portfolio debt and its interest expense savings are included in Acadia’s Third Quarter Supplemental Reporting Information under “Debt Analysis - Pro Forma Core Portfolio.”

These anticipated financings are subject to certain customary closing conditions, and, as such, no assurance can be given that these closings will be successfully completed.

The following key metrics further evidence the Company’s strong financial position as of and for the quarter ended September 30, 2015:

Core Portfolio Only:
Fixed-Charge Coverage Ratio	4.5x
Net Debt to EBITDA	3.8x

Core Portfolio and Pro-Rata Share of Funds:
Fixed-Charge Coverage Ratio	4.5x
Net Debt to EBITDA	4.6x

Net Debt to Total Market Capitalization	23%

EARNINGS GUIDANCE

The Company is increasing its full year 2015 guidance for FFO per share from a previous range of $1.48 to $1.56 to a revised range of $1.53 to $1.56. Similarly, it is increasing its full year earnings per share guidance from a range of $0.82 to $0.87 to a current range of $0.88 to $0.91. These forecasts are before any acquisition-related costs and gains/losses on sale of depreciated property. Management will further discuss the increased earnings guidance on the upcoming earnings conference call.

Conference Call

Management will conduct a conference call on Wednesday, November 4, 2015 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:
Date:    Wednesday, November 4, 2015
Time:    12:00 PM ET

Dial#:    877-791-3298
Passcode:    “Acadia Realty” or “40811886”
Webcast (Listen-only):    www.acadiarealty.com under Investor Relations

Phone Replay:
Dial#:    855-859-2056
Passcode:    “40811886#”
Available Through:    Tuesday, November 10, 2015

Webcast Replay:    www.acadiarealty.com under Investor Relations

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - core and fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 20, 2015 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended September 30,		For the Nine Months ended September 30,
Revenues	2015	2014	2015	2014

Rental income	$ 40,722	$ 36,587	$ 118,693	$ 106,517
Interest income	5,728	3,006	13,121	9,219
Expense reimbursements	8,020	7,386	25,911	24,008
Other property income	720	602	2,031	1,236
Other income	1,662	79	2,738	2,876
Total revenues	56,852	47,660	162,494	143,856
Operating expenses
Property operating	6,304	5,170	20,231	18,031
Other operating	396	1,588	3,115	3,183
Real estate taxes	6,153	5,666	18,864	16,905
General and administrative	7,603	7,123	23,140	20,898
Depreciation and amortization	17,461	12,884	45,022	36,055
Impairment of asset	—	—	5,000	—
Total operating expenses	37,917	32,431	115,372	95,072

Operating income	18,935	15,229	47,122	48,784

Equity in earnings of unconsolidated affiliates	2,195	2,923	12,194	7,382
Gain on disposition of property of unconsolidated affiliates	6,938	102,855	24,043	102,855
Loss on debt extinguishment	—	—	(134)	(269)
Gain on disposition of properties	79	190	89,063	13,138
Interest expense and other finance costs	(9,345)	(10,142)	(28,130)	(30,327)
Income from continuing operations before income taxes	18,802	111,055	144,158	141,563
Income tax (provision) benefit	(698)	17	(2,059)	(68)
Income from continuing operations	18,104	111,072	142,099	141,495

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations, Continued1
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended September 30,		For the Nine Months ended September 30,
	2015	2014	2015	2014

Gain on disposition of property	—	—	—	560
Income from discontinued operations	—	—	—	560
Net income	18,104	111,072	142,099	142,055
(Income) loss attributable to noncontrolling interests:
Continuing operations	(4,328)	(82,508)	(85,281)	(79,971)
Discontinued operations	—	—	—	(461)
Net (income) loss attributable to noncontrolling interests	(4,328)	(82,508)	(85,281)	(80,432)
Net income attributable to Common Shareholders	$ 13,776	$ 28,564	$ 56,818	$ 61,623

Income from continuing operations attributable to
Common Shareholders	$ 13,776	$ 28,564	$ 56,818	$ 61,524
Income from discontinued operations
attributable to Common Shareholders	—	—	—	99
Net income attributable to Common Shareholders	13,776	28,564	56,818	61,623

Less: Net Income attributable to participating securities	(196)	(490)	(811)	(1,083)
Net Income attributable to Common Shareholders - basic	$ 13,580	$ 28,074	$ 56,007	$ 60,540
Weighted average shares for diluted earnings per share	68,957	59,729	68,739	57,949
Net Earnings per share - basic and diluted	$ 0.20	$ 0.47	$ 0.82	$ 1.04

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations1,3
(dollars and Common Shares in thousands, except per share data)

	For the Quarters ended September 30,		For the Nine Months ended September 30,
	2015	2014	2015	2014

Net income attributable to Common Shareholders	$ 13,776	$ 28,564	$ 56,818	$ 61,623

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):	15,073	9,766	37,550	27,607
Impairment of asset	—	—	1,111	—
(Gain) loss on disposition (net of noncontrolling interests’ share):	(1,403)	(20,953)	(12,610)	(33,180)
Income attributable to noncontrolling interests’ in
Operating Partnership	805	1,344	3,295	2,653
Distributions - Preferred OP Units	6	6	18	19
Funds from operations attributable to Common Shareholders and
Common OP Unit holders	$ 28,257	$ 18,727	$ 86,182	$ 58,722
Funds from operations per share - Diluted
Weighted average Common Shares and OP Units[4]	73,090	62,797	72,915	60,595
Funds from operations, per Common Share and Common OP Unit	$ 0.39	$ 0.30	$ 1.18	$ 0.97

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Operating Income to Net Property Operating Income (“NOI”)1
(dollars in thousands)

	For the Quarters ended September 30,		For the Nine Months ended September 30,
	2015	2014	2015	2014

Operating income	$ 18,935	$ 15,229	$ 47,122	$ 48,784

Add back:
General and administrative	7,603	7,123	23,140	20,898
Depreciation and amortization	17,461	12,884	45,022	36,055
Impairment of asset	—	—	5,000	—
Less:
Interest income	(5,728)	(3,006)	(13,121)	(9,219)
Above/below market rent, straight-line rent and other adjustments	(4,863)	(651)	(8,184)	(6,090)

Consolidated NOI	33,408	31,579	98,979	90,428

Noncontrolling interest in NOI	(8,636)	(10,080)	(26,464)	(28,837)
Pro-rata share of NOI	24,772	21,499	72,515	61,591
Operating Partnerships’ interest in Opportunity Funds	(1,418)	(1,673)	(4,323)	(4,602)
Operating Partnerships’ share of unconsolidated joint ventures[1]	2,510	907	7,769	2,686
NOI - Core Portfolio	$ 25,864	$ 20,733	$ 75,961	$ 59,675

Note:
[1]Does not include share of unconsolidated joint ventures within Opportunity Funds

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets1
(dollars in thousands)

	As of
	September 30, 2015	December 31, 2014
ASSETS
Operating real estate
Land	$ 492,216	$ 424,661
Buildings and improvements	1,560,761	1,329,080
Construction in progress	17,533	7,464
	2,070,510	1,761,205
Less: accumulated depreciation	286,797	256,015
Net operating real estate	1,783,713	1,505,190
Real estate under development	575,195	447,390
Notes receivable and preferred equity investments, net	153,351	102,286
Investments in and advances to unconsolidated affiliates	162,101	184,352
Cash and cash equivalents	72,814	217,580
Cash in escrow	27,033	20,358
Restricted cash	16,201	30,604
Rents receivable, net	37,931	36,962
Deferred charges, net	32,824	30,679
Acquired lease intangibles, net	49,690	44,618
Prepaid expenses and other assets	57,231	56,508
Assets of properties held for sale	—	56,073
Total assets	$ 2,968,084	$ 2,732,600

LIABILITIES
Mortgage and other notes payable	$ 1,111,753	$ 1,003,381
Unsecured notes payable	205,500	127,100
Distributions in excess of income from, and investments in, unconsolidated affiliates	13,406	12,564
Accounts payable and accrued expenses	41,461	34,026
Dividends and distributions payable	17,744	39,339
Acquired lease intangibles, net	31,248	29,585
Other liabilities	32,431	25,148
Liabilities of properties held for sale	—	25,500
Total liabilities	1,453,543	1,296,643

EQUITY
Shareholders’ Equity
Common shares, $.001 par value, authorized 100,000,000 shares; issued and outstanding 69,020,777 and 68,109,287 shares, respectively	69	68
Additional paid-in capital	1,056,587	1,027,861
Accumulated other comprehensive loss	(7,346)	(4,005)
Retained earnings	38,865	31,617
Total shareholders’ equity	1,088,175	1,055,541
Noncontrolling interests	426,366	380,416
Total equity	1,514,541	1,435,957
Total liabilities and equity	$ 2,968,084	$ 2,732,600

ACADIA REALTY TRUST AND SUBSIDIARIES

(dollars and Common Shares in thousands, except per share data)

Notes to Financial Highlights:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted average 3,891 and 2,772 OP Units into Common Shares for the quarters ended September 30, 2015 and 2014, respectively and 3,899 and 2,385 OP Units into Common Shares for the nine months ended September 30, 2015 and 2014, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters and nine months ended September 30, 2015 and 2014. In addition, diluted FFO also includes the effect of 231 and 314 employee share options, restricted share units and LTIP units for the quarters ended September 30, 2015 and 2014, respectively and 300 and 287 employee share options, restricted share units and LTIP units for the nine months ended September 30, 2015 and 2014, respectively.